Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Second Quarter 2016 Results

SAN DIEGO, August 4, 2016 – InfoSonics Corporation (NASDAQ: IFON), the provider of verykool® wireless handset solutions and tablets, today announced results for its second quarter ended June 30, 2016.

“Although we were pleased with the 29% increase in sales for the quarter, the bottom line loss was a direct result of our concerted effort to reduce inventories, streamline operations and increase balance sheet liquidity,” said Joseph Ram, President and CEO of InfoSonics. “During the quarter we cut our inventory levels by 45% from last quarter and generated $3.1 million in cash as a result. Although it was costly, this inventory liquidation was part of our strategy to reposition our Company toward future integration of our products with iOT devices, applications and solutions. Over the past several quarters, we have been developing our own proprietary cloud-based solutions, applications and other products that can be monetized in the future by leveraging our installed customer base. We currently have over 400,000 users and devices registered in our system. Our goal is to create value beyond the pure sale of handsets and open opportunities for us to develop vertical solutions in areas such as health and lifestyle, sports, education and general smart connected devices. Our first offering in this strategy was launched shortly after the end of the quarter, with the introduction of our very first iOT device called the verykool Fit, with an associated free APP that can be downloaded from the Google Play Store.”

Commenting further, Mr. Ram noted, “Given the industry’s moderate growth expectations for mobile phone handsets, we plan to maintain these lower inventory levels to drive faster inventory turns and prepare for the future launch of integrated products. This will help shorten our cash-to-cash cycle and increase liquidity. We were pleased that during the quarter we also reduced accounts receivable by over $900,000 and brought our Days Sales Outstanding (“DSO”) level to the lowest point in over four years. As a consequence, we ended the quarter with $2.8 million in cash, an increase of almost $2.4 million from last quarter. Finally, we are retooling certain of our operations for greater focus and efficiency and took a number of cost cutting actions at the end of the quarter to reduce operating expenses in the second half of the year.”

We had net sales for the 2016 second quarter of $12.1 million, which represented a $1.2 million, or 11%, increase from $10.9 million for the second quarter of 2015. The increase was primarily attributable to a doubling of sales to big box retail customers in Mexico and almost triple the sales to carrier customers in Central America. These gains were partially offset by reduced sales to customers in South America and the United States. Unit shipments during the quarter grew by 30% versus the comparable period in 2015, while the average selling price per unit fell 13%, reflecting the deep price discounting used to liquidate inventories. For the six months ended June 30, 2016, our net sales were $21.5 million, which represented a $3.9 million, or 15%, decrease from $25.5 million for the comparable six month period of 2015.

Gross profit in the 2016 second quarter was $1.2 million, a 28% decrease compared to $1.6 million for the comparable period in 2015. Our gross profit margin as a percent of sales in the 2016 second quarter declined to 9.5% compared to 14.7% for the comparable period in 2015. The margin erosion reflects the price discounting discussed above. For the six months ended June 30, 2016, gross profit was $2.3 million, a 44% decrease from $4.2 million for the comparable period in 2015.

Operating expenses in the second quarter of 2016 were $2.0 million, an 11% decrease compared to $2.2 million in the 2015 first quarter. The most significant reduction was in marketing expenses, partially offset by employee termination benefits and increased legal fees and settlements. For the six months ended June 30, 2016, operating expenses were $3.8 million, a 7% reduction from $4.1 million in the comparable period of 2015.

Also in the second quarter of 2016, other expense of $156,000 consisted primarily of losses on forward exchange contracts to hedge currency exposure against the Mexican Peso. For the six months ended June 30, 2016, such losses aggregated $321,000. No such expense was incurred in the comparable periods of 2015.

The net loss for the second quarter of 2016 was $1,035,000, $0.07 per share, compared to a net loss of $678,000, $0.05 per share, in the second quarter of 2015. For the six months ended June 30, 2016, the net loss was $1,938,000, $0.13 per share, compared to a net loss of $146,000, $0.01 per share, in the comparable period of 2015.

At June 30, 2016, we had $2.8 million in cash, $11.4 million of net working capital and no outstanding funded debt.

About InfoSonics Corporation

InfoSonics is a San Diego-based manufacturer and provider of wireless handsets, tablets and related products to carriers, distributors and consumers in the United States and Latin America under the verykool® brand. The company is committed to delivering quality products with innovative designs that appeal to consumers and offer exceptional value. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Past performance in any period may not be indicative of future results in the next period or the same period in a subsequent year. We also experience seasonal revenue fluctuations that can be significant from one quarter to another. Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) our ability to source new verykool® handsets, including LTE models, at a sufficient pace and successfully introduce them into target markets; (3) extended general economic downturn in world markets; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) the ability of the Company to maintain and improve its gross margins despite intense competition; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (7) the ability to attract new sources of profitable business from expansion of products or services including iOT devices, applications and cloud-based solutions, or risks associated with entry into new markets, including geographies, products and services; (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships or shortages in product supply, including, but not limited to, those caused by recent and continuing industry consolidation of component suppliers; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk and other related risks; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) uncertain political and economic conditions internationally, including terrorist or military actions; (14) the loss of a key executive officer or other key employees and the integration of new employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) the resolution of any litigation for or against the Company, including claims for infringement of intellectual property; (19) the ability of the Company to have access to adequate capital to fund its operations, including the availability of vendor credit and availability under the Company’s bank line of credit; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net sales	$12,126	$10,945	$21,536	$25,462
Cost of sales	10,969	9,337	19,201	21,300

Gross profit	1,157	1,608	2,335	4,162
Selling, general and administrative	1,973	2,205	3,830	4,101

Operating income (loss)	(816)	(597)	(1,495)	61

Other income (expense):
Other income (expense), net	(156)	—	(321)	—
Interest, net	(63)	(81)	(119)	(204)

Loss before provision for income taxes	(1,035)	(678)	(1,935)	(143)
Provision for income taxes	—	—	(3)	(3)

Net loss	$(1,035)	$(678)	$(1,938)	$(146)

Net loss per share (basic and diluted)	$(0.07)	$(0.05)	$(0.13)	$(0.01)

Basic and diluted weighted-average number of common shares outstanding	14,389	14,381	14,389	14,371

Comprehensive loss:
Net loss	$(1,035)	$(678)	$(1,938)	$(146)
Foreign currency translation adjustments	(189)	(168)	(631)	(289)

Comprehensive loss	$(1,224)	$(846)	$(2,569)	$(435)

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	June 30, 2016	December 31, 2015
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,806	$2,647
Trade accounts receivable, net of allowance for doubtful accounts of $95 and $95, respectively	7,838	9,291
Other accounts receivable	71	96
Inventory	3,794	6,637
Prepaid assets	2,078	2,025

Total current assets	16,587	20,696

Property and equipment, net	175	156
Other assets	233	129

Total assets	$16,995	$20,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,395	$4,398
Accrued expenses	1,774	2,343

Total current liabilities	5,169	6,741

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,389 and 14,389 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	14	14
Additional paid-in capital	33,014	32,859
Accumulated other comprehensive loss	(2,223)	(1,592)
Accumulated deficit	(18,979)	(17,041)

Total stockholders’ equity	11,826	14,240

Total liabilities and stockholders’ equity	$16,995	$20,981

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(1,938)	$(146)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	43	48
Provision for obsolete inventory	(98)	(120)
Stock-based compensation expense	155	103
(Increase) decrease in:
Trade accounts receivable	1,453	6,694
Other accounts receivable	25	(1)
Inventory	2,941	(854)
Prepaid assets	(53)	476
Other assets	(104)	(23)
Decrease in:
Accounts payable	(1,003)	(1,876)
Accrued expenses	(569)	(164)

Net cash provided by operating activities	852	4,137

Cash flows from investing activities:
Purchase of property and equipment	(62)	(102)

Net cash used in investing activities	(62)	(102)

Cash flows from financing activities:
Borrowings on line of credit	938	4,460
Repayments on line of credit	(938)	(7,185)
Cash received from exercise of stock options	—	24

Net cash used in financing activities	—	(2,701)

Effect of exchange rate changes on cash	(631)	(289)

Net increase in cash and cash equivalents	159	1,045
Cash and cash equivalents, beginning of period	2,647	1,464

Cash and cash equivalents, end of period	$2,806	$2,509

Cash paid for interest	$122	$245
Cash paid for taxes	$—	$—